Exhibit 99.1

Icahn Enterprises L.P. Announces Definitive Agreement to Sell Federal-Mogul LLC

NEW YORK, April 10, 2018 — Icahn Enterprises L.P. (NASDAQ:IEP) (“Icahn Enterprises”) today announced entrance into a definitive agreement to sell its indirect wholly owned subsidiary Federal-Mogul LLC (“Federal-Mogul”) to Tenneco Inc. (NYSE:TEN) (“Tenneco”) for $5.4 billion, comprised of $800 million in cash and 29.5 million shares of Tenneco common stock, of which 23.8 million shares will be non-voting shares that will convert to voting shares if and when sold. There will be restrictions on how much Tenneco stock can be sold within the first 150 days after the closing. Under the agreement, Tenneco can reduce the amount of non-voting common stock by up to 7.3 million shares and increase the cash consideration proportionately at the closing. The voting and non-voting shares of Tenneco common stock will have the same economic value. Tenneco will also assume all debt of Federal-Mogul.

In connection with the sale, Tenneco announced its intention to separate the combined businesses into two independent, publicly traded companies through a tax-free spin-off to its stockholders that will establish an aftermarket & ride performance company and a powertrain technology company.

The sale is expected to close in the second half of 2018, subject to regulatory approvals, approval by Tenneco stockholders and other customary closing conditions, with the separation anticipated to occur in the second half of 2019. The sale is not subject to any financing condition.

Carl C. Icahn, Chairman of Icahn Enterprises, stated: “Icahn Enterprises acquired majority control of Federal-Mogul in 2008 when we saw an out-of-favor market opportunity for a great company. During that time, we have built one of the leading global suppliers of automotive products. I am very proud of the business we have built at Federal-Mogul and agree with Tenneco regarding the tremendous value in the business combination and separation into two companies. We expect to be meaningful stockholders of Tenneco going forward and are excited about the prospects for additional value creation. This transaction is an excellent example of our general modus operandi at Icahn Enterprises, by which we seek to acquire undervalued assets, nurture, guide and improve their condition and operations, and ultimately develop them into more valuable businesses, which greatly enhances value for all shareholders.”

Brian Kesseler, CEO of Tenneco, stated: “This is a landmark day for Tenneco with an acquisition that will transform the company by creating two strong leading global companies, each in an excellent position to capture opportunities unique to their respective markets. Federal-Mogul brings strong brands, products and capabilities that are complementary to Tenneco’s portfolio and in line with our successful growth strategies. Unleashing two new product-focused companies with even stronger portfolios will allow them to move faster in executing on their specific growth priorities.”

Advisors

XMS Capital Partners is acting as exclusive financial advisor and Winston & Strawn LLP is acting as legal counsel for Icahn Enterprises and Federal-Mogul in connection with the sale.

About Icahn Enterprises L.P.

Icahn Enterprises, a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

About Federal-Mogul

Federal-Mogul, with revenue of $7.4 billion, operates two independent divisions with its headquarters in Southfield, Michigan and nearly 55,000 employees worldwide. Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul Motorparts sells and distributes a broad portfolio of products under many of the most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO®, Beck/Arnley®, BERU®*, Champion®, Interfil®, AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, National®, Nüral®, Payen®, Sealed Power® and Speed-Pro® engine products; MOOG®; and Abex®, Ferodo®, Jurid® and Wagner® brake products and lighting.

About Tenneco

Tenneco is a $9.3 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 32,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of ride performance and clean air products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the funds we manage, losses in the funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our mining operations, including the volatility of the global price of iron ore and global demand levels for iron ore; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Contact:

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300